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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated July 15, 2002, relating to the financial statements and financial highlights which appears in the May 31, 2002 Annual Report to Shareholders of the Large Cap Fund, Large Cap Growth Fund, Large Cap Index Fund, Small Cap Fund, International Equity, Large Cap Value Fund and Core Fixed Income Fund (seven portfolios constituting SEI Institutional Investments Trust) at May 31, 2002, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Philadelphia, PA
September 27, 2002